Exhibit 3.6

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

FIRST:	The name of the corporation is now Eaton US Holdings, Inc.

SECOND:	The location of its principal office in Ohio is 1000 Eaton Boulevard, Cleveland, Ohio 44122 in Cuyahoga County.

THIRD:	The number of shares which the corporation is authorized to have outstanding is 10,000 common shares, without par value.

FOURTH:	To the extent permitted by law, the corporation, by action of its directors, may purchase or otherwise acquire shares’ in the open market or at private or public sale of any class issued by it at such times, for such consideration, and upon such terms and conditions as its directors may determine, subject, however, to such limitation or restriction, if any, as is contained in the express terms of any class of shares of the corporation issued and outstanding at the time of such purchase or acquisition.

FIFTH:	These Amended and Restated Articles of Incorporation take the place of and supersede the existing Articles of Incorporation as heretofore amended.